Exhibit 10.1

April 15, 2003

Mr. Mark Sieczkarek

3 Chattingham Court

Pittsford, New York 14534

Dear Mark:

I am delighted to offer to you the position of President, Chief Executive Officer and Director of Conceptus, Inc. As the Board and staff have had the opportunity get to know you, we have agreed that you are the right person for this position. Each member of the staff has separately expressed to me his or her excitement about your candidacy and the feedback from the Board members who have met you has been equally strong.

We all believe that Conceptus is a rare opportunity—one of those “legacy” opportunities that comes along once in a career, if you are lucky—and thus we have incorporated very high standards into the profile for our new CEO. Fortunately, the opportunity of Conceptus has attracted an excellent group of candidates for this position. However, your broad operating and professional marketing experience, your consumer marketing instincts, and your demonstrated ability to build accountability into every part of the organization made you stand out in a group of candidates that is the finest I have ever seen. I look forward to working with you to make Essure the standard-of-care in permanent contraception and Conceptus the most recognized and well-regarded company in women’s health. The information following describes our offer to you in more detail:

1. Position. You will serve in a full-time capacity as the President and Chief Executive Officer of the Company. You will report to the Company’s Board of Directors. By signing this letter agreement, you represent and warrant to the Company that you are under no contractual commitments inconsistent with your obligations to the Company.

2. Board of Directors. You will be appointed as a member of the Board of Directors of the Company effective as of the start date of your employment.

3. Salary. You will be paid a base salary at the annual rate of $400,000, payable in bi-weekly installments in accordance with the Company’s standard payroll practices for salaried employees. This salary will be subject to increase pursuant to the Company’s employee compensation policies in effect from time to time.

4. Bonus. You will be eligible for an annual incentive bonus of up to 75% of your base salary based on achievement of performance objectives specified by the Company’s Board of Directors (your “target bonus”). In addition to your target bonus, you will be eligible for an additional incentive bonus of up to an additional 50% of your base salary in the event of Company performance above such performance objectives. You will work with the Board of

Directors to develop the performance objectives connected with such bonuses. The specific terms of your compensation program and performance objectives will be reviewed annually by the Board of Directors. During your first year of employment, at least the target bonus will be awarded and paid in early 2004.

5. Employee Benefits. As a regular employee of the Company, you will be eligible to participate in a number of Company-sponsored benefits, including medical, dental, life and long-term disability insurance, 401(k) and ESPP participation. In addition, you will be entitled to paid time off in accordance with the Company’s policy, as in effect from time to time. This policy provides up to five weeks of paid time off for the chief executive officer.

6. Stock Options. Subject to the approval of the Company’s Board of Directors, you will be granted stock options to purchase 630,000 shares of the Company’s common stock. Such options may be a mix of incentive stock options and non-statutory stock options, however, incentive stock options will not be granted above the amount permissible under applicable tax laws. Any such incentive stock options will be granted under the Company’s 2001 Equity Incentive Plan and any such non-statutory stock options will be granted under the Company’s Amended and Restated 2002 Non-Qualified Stock Option Plan. The exercise price per share will be equal to the closing price of the Company’s common stock on the last market trading day prior to the date the options are granted. The options will generally be subject to the terms and conditions applicable to options granted under the Company’s option plans, as described in such plans and the applicable stock option agreement. The options will vest over five (5) years, with ten (10%) of the shares subject to such options vesting on the six-month anniversary of the date you commence your employment with the Company and one sixtieth (1/60th) of the original number of shares vesting on each monthly anniversary of such date thereafter while you remain a service provider to the Company. Such vesting shall be subject to acceleration as provided for in the Employment Agreement referred to in paragraph 8 below.

7. Signing Bonus. The Company shall pay to you a one-time signing bonus of $300,000 on the start date of your employment. In addition, the Company will pay 100% of your income tax costs relating to this income. You acknowledge and agree that the Company will be irreparably harmed if your employment with the Company terminates prior to the second anniversary of the start date of your employment. Therefore, in such event, you agree to pay to the Company, as liquidated damages, $200,000 of this signing bonus if your employment with the Company terminates prior to the first anniversary of the start date of your employment and $100,000 of this signing bonus if your employment with the Company terminates after the first anniversary of the start date of your employment but prior to the second anniversary of the start date of your employment.

8. Employment Agreement; Severance. The Company will enter into an Employment Agreement with you in a form to be agreed upon by you and the Company (the “Employment Agreement”). The term of this Employment Agreement will be three years. This Employment Agreement will set forth the terms and conditions of your employment with the Company and will provide for certain severance payments and acceleration of vesting of stock options under circumstances described in such agreement, including:

(a) Involuntary Termination During Term of Employment Agreement. In the event your employment is terminated by the Company as a result of an “involuntary termination” during the three-year term of the Employment Agreement, the Company will pay to you, upon your execution of a release reasonably satisfactory to the Company, for the remaining portion of the three-year term of the Employment Agreement (i) your base salary as in effect on the date of termination, paid according to the Company’s standard payroll procedures, (ii) health and life insurance benefits with the same coverage provided to you prior to your date of termination, including, if necessary, paying the costs associated with the continuation of such benefits pursuant to the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), and (iii) the “target bonus” calculated with your base salary as in effect at the time of termination, which will be paid assuming the satisfaction of all requisite performance objectives, and will be paid out over the same term of the payout of the base salary portion of this compensation.

(b) Involuntary Termination Following a Change of Control. In the event your employment is terminated by the Company as a result of an “involuntary termination” within two years after a “change of control,” the Company will pay to you, upon your execution of a release reasonably satisfactory to the Company, tfor a period of 18 months following your date of termination (i) your base salary as in effect on the date of termination, paid according to the Company’s standard payroll procedures, (ii) health and life insurance benefits with the same coverage provided to you prior to your date of termination, including, if necessary, paying the costs associated with the continuation of such benefits pursuant to COBRA, (iii) monthly severance payments equal to 1/12 of the “target bonus” you would have received for the fiscal year in which the termination occurs, assuming the satisfaction of all requisite performance objectives, and (iv) outplacement services not to exceed a value of $15,000. The Board of Directors of Conceptus desires to modify this “Change of Control” agreement to make it more competitive with comparable company’s benefits payable to senior executives upon a change in control. We contemplate that in your new role as CEO, you will work with the Board to revise the Company’s Change of Control Agreement accordingly. In the event of an “involuntary termination” within two years after a “change of control,” you shall be entitled to the severance benefits described in this clause (b) in lieu of the severance benefits described in clause (a), or as subsequently revised.

(c) Acceleration of Options Upon Change of Control. In addition, in the event of a “change of control,” and regardless of whether your employment with the Company is terminated in connection with the “change of control,” all of your outstanding stock options shall become fully vested and immediately exercisable.

(d) Definition of Cause. For purposes of this letter, “cause” shall mean (i) gross negligence or willful misconduct in the performance of your duties to the Company where such gross negligence or willful misconduct has resulted or is likely to result in substantial and material damage to the Company or its subsidiaries, (ii) your repeated unexplained or unjustified absence from the Company, (iii) your material and willful violation of any federal or state law; (iv) your commission of any act of fraud with respect to the Company; or (v) conviction of a felony or a crime involving moral turpitude causing material harm to the standing and reputation of the Company, in each case as determined in good faith by the Board of Directors of the Company.

(e) Definition of Change of Control. For purposes of this letter, “change of control” shall mean the occurrence of any of the following events:

(i) any “Person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) is or becomes the “Beneficial Owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing twenty percent (20%) or more of the total voting power represented by the Company’s then outstanding voting securities; or

(ii) a merger or consolidation of the Company whether or not approved by the Board of Directors of the Company, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or the stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets; or

(iii) a change in the composition of the Board of Directors of the Company, as a result of which fewer than a majority of the directors are Incumbent Directors. “Incumbent Directors” shall mean directors who either (A) are directors of the Company as of your date of hire or (B) are elected, or nominated for election, to the Board of Directors of the Company with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination (but shall not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Company).

(f) Definition of Involuntary Termination. For purposes of this letter, “involuntary termination” shall mean (i) any termination by the Company (other than for cause) or (ii) your voluntary termination, upon 30 days prior written notice to the Company, following (A) any reduction of your base compensation (other than in connection with similar decreases of other similarly situated employees of the Company); (B) any material diminution in your title, perquisite, benefits or terms and conditions of employment; or (C) your refusal to relocate to a location more than 50 miles from the Company’s current location.

(g) 280G. The Employment Agreement will also contain language addressing the treatment of severance payments and other benefits payable to you under the Employment Agreement that constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended.

9. Moving Expenses. The Company agrees to pay all customary and reasonable moving and other relocation expenses associated with selling your house in Rochester, New York, and moving your family and household to the Bay Area, including, without limitation, the cost of moving personal and household effects and brokers’ commissions, temporary housing and expenses associated with house hunting. The Company will pay 100% of your income tax costs relating to the reimbursed portion of such expenses. The Company’s payment of such amounts shall be conditioned upon receipt of reasonably adequate records and other documentary evidence of the expenses for which you seek reimbursement.

10. Confidential Information and Invention Assignment Agreement. Like all Company employees, you will be required, as a condition of your employment with the Company, to sign the Company’s standard Confidential Information and Invention Assignment Agreement.

11. Period of Employment. You shall serve as the President and Chief Executive Officer for a period of a minimum of three years from the start date of your employment. Subject to the Company’s severance obligations described above in paragraph 8, your employment with the Company will be “at will,” meaning that either you or the Company will be entitled to terminate your employment at any time and for any reason, with or without Cause (as defined in paragraph 8 above). Any contrary representations which may have been made to you are superseded by this offer. This is the full and complete agreement between you and the Company on this subject. The “at will” nature of your employment may only be changed in an express written agreement signed by you and a duly authorized officer of the Company.

12. Outside Activities. For so long as you are a full-time Company employee, you agree that, unless the Board of Directors consents in writing otherwise, you will devote substantially all your business time and efforts to the Company; provided, however, that your continued personal investments and related activities will not be deemed a violation of this term so long in each case that such activities do not materially interfere with your duties under this letter agreement. For so long as you are a full-time company employee, you also will not knowingly assist any person or organization in competing with the Company, in preparing to compete with the Company or in hiring any employees of the Company.

13. Withholding Taxes. All forms of compensation referred to in this letter are subject to reduction to reflect applicable withholding and payroll taxes.

14. Entire Agreement. This letter and the Exhibit attached hereto contain all of the terms of your employment with the Company and supersede any prior understandings or agreements, whether oral or written, between you and the Company.

15. Amendment and Governing Law. This letter agreement may not be amended or modified except by an express written agreement signed by you and a duly authorized officer of the Company. The terms of this letter agreement and the resolution of any disputes will be governed by California law.

16. Start Date. Your employment with the Company will commence on or before April 18, 2003.

We hope that you find the foregoing terms acceptable. We understand that you may want to have an attorney review this offer and provide counsel to you. We will reimburse to you any attorney’s fees for such review and counsel up to $2,500.00. You may indicate your agreement with these terms and accept this offer by signing and dating the enclosed duplicate original of this letter agreement and returning it to me. This offer, if not accepted, will expire at the close of business on April 16, 2003.

As required by law, your employment with the Company is contingent upon your providing legal proof of your identity and authorization to work in the United States.

Mark, we each stand ready to assist you and Annette in any way we can to ease your relocation to California. Most of the staff relocated here from other parts of the country and would welcome the opportunity to share their experience in order to help your family with your move. As so often happens, we have all become Northern California “chauvinists” who truly believe (as the tag line of one of our local TV stations boasts) that the Bay Area is the best place on earth! We’re eager to introduce to you to the many benefits of living here—high education standards, a broad range of cultural events, a focus on family activities, sports, great cuisine, day trip opportunities, and many more.

We look forward with enthusiasm to your acceptance of our offer and to the commencement of your duties with the Company.

If you have any questions, please call me at (650)628-4782 at the office or on my mobile phone at (707) 888-4217.

Very truly yours,

Conceptus, Inc.

By:	/s/ KATHRYN TUNSTALL
Kathryn Tunstall, for the Board of Directors

I have read and accept this employment offer:

/s/ MARK M. SIECZKAREK
Mark M. Sieczkarek

Dated: April 16, 2003